U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
[_]  Form 3 Holdings Reported
[_]  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Slaine                               Mason                P.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

c/o Information Holdings Inc.
2777 Summer Street, Suite 209
--------------------------------------------------------------------------------
                                    (Street)

Stamford                             Connecticut            06905
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   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Information Holdings Inc. (IHI)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Year

April 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

President and Chief Executive Officer
-------------------------------------
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________
================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                               5.
                                                                                               Amount of        6.
                                                                 4.                            Securities       Owner-
                         2.          2A.                         Securities Acquired (A) or    Beneficially     ship
                         Trans-      Deemed                      Disposed of (D)               Owned            Form:     7.
                         action      Execution      3.           (Instr. 3, 4 and 5)           at end of        Direct    Nature of
                         Date        Date, if any   Trans-       ----------------------------- Issuer's         (D) or    Indirect
1.                       (Month/     (Month/        action                    (A)              Fiscal Year      Indirect  Beneficial
Title of Security        Day/        Day/           Code           Amount     or      Price    (Instr. 3        (I)       Ownership
(Instr. 3)               Year)       Year)          (Instr. 8)                (D)              and 4)           (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock             5/01/02     N/A            S              200,000    D      $30.261   1,700,000        D
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====================================================================================================================================
* If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number. (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                5.                                7.
                                                                                Number of                         Title and Amount
                                                                                Derivative      6.                of Underlying
                                                                                Securities      Date              Securities
                               2.                       3A.                     Acquired (A)    Exercisable and   (Instr. 3 and 4)
                               Conver-                  Deemed       4.         or Disposed     Expiration Date   ----------------
1.                             sion or     3.           Execution    Trans-     of(D)           (Month/Day/Year)          Amount
Title of                       Exercise    Trans-       Date,        action     (Instr. 3,      ----------------          or
Derivative                     Price of    action Date  if any       Code       4 and 5)        Date     Expira-          Number
Security                       Derivative  (Month/      (Month/      (Instr.    ------------    Exer-    tion             of
(Instr. 3)                     Security    Day/Year)    Day/Year)    8)         (A)     (D)     cisable  Date     Title   Shares
----------------------------------------------------------------------------------------------------------------------------------
Common Stock                   $31.15      4/29/02      N/A          A          200,000         (1)               Common  200,000
                                                                                                                  Stock
----------------------------------------------------------------------------------------------------------------------------------

==================================================================================================================================

[TABLE CONTINUED BELOW]

[CONTINUATION OF TABLE FROM ABOVE]

             9.
             Number of        10.
             Derivative       Ownership
             Securities       Form of         11.
8.           Beneficially     Derivative      Nature
Price of     Owned at         Security:       of Indirect
Derivative   End of           Direct (D) or   Beneficial
Security     Year             Indirect (I)    Ownership
(Instr. 5)   (Instr. 4)       (Instr. 4)      (Instr. 4)
---------------------------------------------------------
                              D
---------------------------------------------------------

=========================================================
Explanation of Responses:

(1) The options vest in two equal annual installments (4/29/03 and 4/29/04).


      /s/ Mason P. Slaine                                    April 10, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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